EXHIBIT 23.2

Independent Auditors’ Consent

The Board of Directors
SM&A:

We consent to the use of our report dated April 11, 2001, incorporated herein by reference, with respect to the consolidated balance sheet of SM&A, formerly known as Emergent Information Technologies, Inc., as of December 31, 2000, and the related consolidated statements of operations, shareholders’ equity (deficiency) and cash flows for each of the years in the two-year period ended December 31, 2000, and the related schedule incorporated herein by reference.

/s/ KPMG LLP

Costa Mesa, California
September 4, 2002